Exhibit 99.1

Guidewire Software Announces Stock Repurchase Program

SAN MATEO, Calif., October 7, 2020 - Guidewire Software, Inc. (NYSE: GWRE), provider of the platform Property & Casualty (“P&C”) insurers trust to engage, innovate, and grow efficiently, today announced that its Board of Directors has authorized a stock repurchase program of up to $200 million of the Company’s common stock. Stock repurchases may be made at the Company’s discretion from time to time in open market transactions, in privately negotiated transactions, or otherwise. The timing, pricing, and sizes of any purchases will be based on market conditions, applicable legal requirements, and other factors. The repurchase program has no time limit, does not require the purchase of any minimum number or amount of shares, and may be suspended, modified, or discontinued at any time without prior notice. The repurchase program will be executed consistent with the Company’s capital allocation strategy of prioritizing investment to grow the business over the long term.

“We believe our shares represent an attractive investment opportunity, and the stock repurchase authorization provides us with the ability to return value to stockholders while preserving our strong balance sheet and flexibility to pursue organic and inorganic opportunities,” said Mike Rosenbaum, chief executive officer, Guidewire Software.

As of July 31, 2020, Guidewire had $1.4 billion of cash, cash equivalents, and investments on the balance sheet.

About Guidewire Software
Guidewire is the platform P&C insurers trust to engage, innovate, and grow efficiently. We combine digital, core, analytics, and AI to deliver our platform as a cloud service. More than 400 insurers, from new ventures to the largest and most complex in the world, run on Guidewire.

As a partner to our customers, we continually evolve to enable their success. We are proud of our unparalleled implementation track record, with 1,000+ successful projects, supported by the largest R&D team and partner ecosystem in the industry. Our marketplace provides hundreds of applications that accelerate integration, localization, and innovation.

For more information, please visit www.guidewire.com and follow us on Twitter: @Guidewire_PandC.

Cautionary Language Concerning Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding purchases by the Company of its common stock. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting prices and trading of exchange-traded securities, including securities quoted on the New York Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Alex Hughes
Guidewire Software, Inc.
+1 (650) 356-4921
ir@guidewire.com

Media Contact:
Diana Stott
Guidewire Software, Inc.
+1 (650) 356-4941
dstott@guidewire.com